Exhibit 14


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Proxy Statement and Prospectus (the Proxy/Prospectus) of the Registration Statement on Form N-14 (the Registration Statement) of Fidelity Income
Fund: Fidelity Ginnie Mae Fund of our report dated September 8, 1998 and Fidelity Union Street Trust: Spartan Ginnie Mae Fund of our report dated October 7, 1998, on the financial statements and financial highlights included in the Annual Reports to Shareholders.

We further consent to the references to our Firm under the heading "Experts" in the Proxy/Prospectus and under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information which are also incorporated by reference into the Proxy/Prospectus.

/s/PricewaterhouseCoopers LLP    PricewaterhouseCoopers LLP
Boston, Massachusetts
January 28, 1999